UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. _________)*

                                 Cephalon, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    156708109

                                 (CUSIP Number)

                                January 13, 2006
             (Date of Event Which Requires Filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                                              Page 1 of 17 Pages

CUSIP No. 156708109               13G                Page 2 of 20 Pages

------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge International LLC
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                  [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
------------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 3 of 20 Pages

------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge Master L.P.
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                             [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
-----------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
-----------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 4 of 20 Pages

-----------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF
          ABOVE PERSONS (ENTITIES ONLY)

          Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                               [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
------------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 5 of 20 Pages

-------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge Capital L.P.
-------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         __________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       __________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      __________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                               [ ]
-------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
-------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
-----------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 6 of 20 Pages

-------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge GP, Ltd.
-------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         __________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       __________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      __________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                  [ ]
-------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
-------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO - Limited Liability Company
-------------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 7 of 20 Pages

-------------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)

          Highbridge GP, LLC
-------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         __________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       __________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      __________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                [ ]
-------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
-------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
-------------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 8 of 20 Pages

-------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSONS (ENTITIES ONLY)

          Highbridge Capital Management, LLC                 20-1901985
-------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         __________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       __________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      __________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY
          OWNED BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
-------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO - Limited Liability Company
-------------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 9 of 20 Pages

-------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF
          ABOVE PERSONS (ENTITIES ONLY)

          Glenn Dubin
-------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A
          MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         __________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       __________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      __________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                   [ ]
-------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
-------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
-------------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 10 of 20 Pages

-------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)

          Henry Swieca
-------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER
          OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         __________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
OWNED BY       __________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      __________________________________________________________

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

                    2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0% Convertible Subordinated Notes Due June 15, 2033, convertible into 465,545.59 shares.

          2% Convertible Senior Subordinated Notes due June 1, 2015, convertible into 2,659,531.86 shares.
-------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                   [ ]
-------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.11%
-------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
-------------------------------------------------------------------------

CUSIP No. 156708109               13G                Page 11 of 20 Pages

Item 1.

(a)  Name of Issuer

            Cephalon, Inc., a Delaware corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

            41 Moores Rd.
            Frazer, PA 19355

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship

           Highbridge International LLC
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Master L.P.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital Corporation
           The Cayman Corporate Centre, 4th Floor
           27 Hospital Road
           Grand Cayman, Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

           Highbridge Capital L.P.
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  State of Delaware

           Highbridge GP, Ltd.
           c/o Harmonic Fund Services
           Cayman Financial Centre
           Tower C
           36 Dr. Roy's Drive
           George Town, Grand Cayman
           Cayman Islands, British West Indies
           Citizenship:  Cayman Islands, British West Indies

CUSIP No. 156708109               13G                Page 12 of 20 Pages



           Highbridge GP, LLC
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship: State of Delaware

           Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York  10019
           Citizenship:  State of Delaware

           Glenn Dubin
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

           Henry Swieca
           c/o Highbridge Capital Management, LLC
           9 West 57th Street, 27th Floor
           New York, New York 10019
           Citizenship:  United States

Item 2(d)  Title of Class of Securities

           Common Stock, $0.01 par value per share ("Common Stock")

Item 2(e)  CUSIP Number

           156708109

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

   (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
           78c).

   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e) [ ] An investment adviser in accordance with Section
           240.13d-1(b)(1)(ii)(E);

   (f) [ ] An employee benefit plan or endowment fund in accordance with
           Section 240.13d-1(b)(1)(ii)(F);

   (g) [ ] A parent holding company or control person in accordance with
           Section 240.13d-1(b)(1)(ii)(G);

   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP No. 156708109               13G                Page 13 of 20 Pages



   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

          As of the date of this filing, each Reporting Person may be deemed the beneficial owner of 0% Convertible Subordinated Notes Due June 15, 2033 convertible into 465,545.59 shares of Common Stock and 2% Convertible Senior Subordinated Notes due June 1, 2015 convertible into 2,659,531.86 shares of Common Stock, both issuable to Highbridge International LLC.

          Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

     (b) Percent of class:

          The Company's quarterly report that was filed on Form 10-Q that was filed on November 9, 2005, indicates there were 58,088,789 shares of Common Stock outstanding as of November 3, 2005. Therefore, based on the Company's outstanding shares of Common Stock and the Common Stock issuable upon the conversion of the 0% Convertible Subordinated Notes Due June 15, 2033 and the 2% Convertible Senior Subordinated Notes due June 1, 2015, issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 5.11% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

CUSIP No. 156708109               13G                Page 14 of 20 Pages



     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote:  0
         (ii) Shared power to vote or to direct the vote:
              See Item 4(a) above.
        (iii) Sole power to dispose or to direct the disposition
              of:  0
         (iv) Shared power to dispose or to direct the disposition of:
              See Item 4(a) above.

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         See Exhibit I.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

     By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of January 23, 2006, by and among Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 156708109               13G                Page 15 of 20 Pages



                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 23, 2006

HIGHBRIDGE INTERNATIONAL LLC               HIGHBRIDGE MASTER L.P.


By: /s/ Howard Feitelberg                  By: Highbridge GP, Ltd.
Name: Howard Feitelberg                        its General Partner
Title: Director



                                           By: /s/ Clive Harris
                                               Name: Clive Harris
                                               Title: Director

HIGHBRIDGE CAPITAL CORPORATION             HIGHBRIDGE CAPITAL L.P.

                                           By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                      its General Partner
Name: Howard Feitelberg
Title: Controller


                                           By: /s/ Clive Harris
                                            Name: Clive Harris
                                            Title: Director

HIGHBRIDGE GP, LTD.                        HIGHBRIDGE GP, LLC


                                           By: /s/ Clive Harris
                                            Name: Clive Harris
By: /s/ Clive Harris                        Title: Director
Name: Clive Harris
Title: Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC


                                           /s/ Glenn Dubin
By: /s/ Carolyn Rubin                      GLENN DUBIN
Name: Carolyn Rubin
Title: Deputy General Counsel




/s/ Henry Swieca

HENRY SWIECA

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, par value $0.01, of Cephalon, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of January 23, 2006

HIGHBRIDGE INTERNATIONAL LLC                    HIGHBRIDGE MASTER L.P.


By: /s/ Howard Feitelberg                       By: Highbridge GP, Ltd.
Name: Howard Feitelberg                             its General Partner
Title: Director



                                                By: /s/ Clive Harris
                                                    Name: Clive Harris
                                                    Title: Director

HIGHBRIDGE CAPITAL CORPORATION                  HIGHBRIDGE CAPITAL L.P.

                                                By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                           its General Partner
Name: Howard Feitelberg
Title: Controller


                                                By: /s/ Clive Harris
                                                    Name: Clive Harris
                                                    Title: Director

HIGHBRIDGE GP, LTD.                             HIGHBRIDGE GP, LLC


                                                By: /s/ Clive Harris
                                                    Name: Clive Harris
By: /s/ Clive Harris                                Title: Director
Name: Clive Harris
Title: Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC


                                                /s/ Glenn Dubin
                                                GLENN DUBIN
By: /s/ Carolyn Rubin
Name: Carolyn Rubin
Title: Deputy General Counsel




/s/ Henry Swieca

HENRY SWIECA